Final Transcript
SAP AMERICA: Teleconference with European Media
January 16, 2008/7:00 a.m. PST
SPEAKERS
Christoph Liedtke
Henning Kagermann — CEO
Leo Apotheker — Deputy CEO, Global Customer & Operations
John Schwarz — CEO, Business Objects
PRESENTATION

Moderator	Good day, ladies and gentlemen. Thank you so much for standing by and welcome to the SAP European print media conference call. At this time, all participants are in a listen-only mode. We will conduct a question and answer session following the presentation. Instructions will be given at that time. As a reminder, this conference is being recorded today on Wednesday, the 16th of January, 2008. I would now like to turn the conference over to our host, Mr. Christoph Liedtke. Please go ahead.

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Host: Shabana Khan
January 16, 2008/7:00 am PST

C. Liedtke	Thank you, Michael. Good morning everybody from Palo Alto. Welcome to our European print media call, and thanks for joining us from Europe. As you all know, we very successfully concluded our first tender offer period for the acquisition of Business Objects yesterday. And today, we are pleased to give you a first insight in our joint vision, as well as the business and go to market strategy of the new organization SAP Business Objects.

With me on the call are Henning Kagermann, CEO of SAP; Leo Apotheker, Deputy CEO and President of Global Customer Solutions and Operations; as well as John Schwarz, the CEO of Business Objects, and soon to be CEO of the joint entity.

We would like to maximize the next 30 minutes to 35 minutes for your questions, so Henning, Leo, and John will keep their introductory remarks very brief. But before we start, let me remind you that today’s event falls right into our quiet period, which will culminate with our Q4 earnings announcements on January 30th. As such, we will not address questions pertaining to SAP’s financial performance or business outlook for 2008, so please reserve those questions until our earnings announcements on January 30th. Please also note that we will issue a couple of press releases

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related to today’s announcement at 10:30 a.m. Pacific Time, that’s 7:30 p.m. European Time, on our joint strategy and product offerings, and you will find those ones at sap.com press. And with that, I would like to turn it over to Henning for his opening remarks. Henning.

H. Kagermann	Yes, thank you, and good morning. We are proud to announce the successful acquisition of Business Objects, to know that we have now 87% of the Business Objects shares. I think that’s enough to start from day one, which is the 21st of January, a very efficient integration and operation.

It’s a strategic acquisition; it was the right partner at the right time, in the right market segment. SAP’s strategy is based on four pillars. One is that we have shown, and will continue to show, that we outperform the market with organic growth in our core business. Our latest results have proven this again with 17% .... for software and software related services. We have added four percentage points to our market share. We have built our business suite on an open business process platform, delivering process excellence to our clients. We are monetizing this platform with now more than 29,000 productive NetWeaver systems and with doubling last year’s direct sales for our platform.

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We want to strengthen our leadership in the mid-market. We have, therefore, added, last year successfully, a new product for volume business. And the first components are business user related applications. We have started, last year, to address this market very successfully. We more than doubled our sales in this segment in 2007. And, therefore, this acquisition is the right one in order to achieve leadership immediately by combining the history of success of two key players; Business Objects, being the leader and pioneer in business intelligence, being the number one business intelligence, the fastest-growing player in financial performance management and SAP.

If we look to the market as it is today from the figures of IDC, then it’s roughly a $15 billion use market, growing about 10% to 12%. SAP and Business Objects together have a market share of 17%, so here we are a clear leader. We also are a clear leader in some of the subsegments, for example, in business intelligence, in government, within compliance and operation and performance management.

Let me conclude in saying that we see our competitive advantage in first, this clear market leadership; in business intelligence, business performance management, and business process management. We have

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the most complete solution. We have the most open solution. And, with the combination of the two leading players we can bring to the market a unique offering in this performance optimization.

C. Liedtke	Thanks, Henning. And Leo, would you like to give a little perspective on the go-to-market, please?

L. Apotheker	Yes, good afternoon everyone in Europe. I’m, of course, as delighted as everyone else about this great announcement. We have spent quite some time in working with go-to-market strategies for the joint entity. I’m very happy to announce that we can hit the road immediately running. We will launch nine joint products immediately on the 21st. These nine products cover the areas that Henning already mentioned.

I’d like to add to that we have, also, packages for the mid-market. We have been organizing the sales forces on both sides in such a way that we have the widest coverage, including both the Business Objects installed base, the SAP installed base, but, of course, we also want to go after other market opportunities that are waiting for us out there. And I’m delighted by the fact that as Business Objects capabilities will remain agnostic, we will have great solutions in all of the domains, as Henning already

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mentioned, for customers coming from any type of data structure or any type of platform. Thank you, Christoph.

C. Liedtke	Thanks, Leo. Now, I’ll turn it over to John, please.

J. Schwarz	Yes, and good afternoon from me, John Schwarz. I am delighted to have my first day on board the joint entity. And I’m also delighted to say that we’ve been able to announce the new Business Objects organization on Friday of last week. That organization welcomes to Business Objects three SAP leaders.

I’ll start with Doug Merritt, whom you may know as the head of the Business User Group, who is going to be responsible for the Combined Performance Optimization Application Entity; secondly, John Nugent, who is going to come on board as the head of our Overlay Sales Organization globally; and last, Keith Costello, who is going to run our Field Services Organization. This way, with the combination of the outstanding Business Objects executive team, we have really built a strong interconnected team from both parts of the organization.

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Host: Shabana Khan
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Secondly, we’ve also been able to conclude on a new vision for the combined organization. The vision simply states that we intend to transform the way the world works, and we’ll do it by connecting people, connecting information, and connecting businesses, or connecting these entities to each other.

And very importantly there are three specific shifts, if you will, three specific trends that we’re responding to. The first trend is that people need to collaborate. They need to work in teams. They need to interconnect with each other. And in order to do that, they must have collaborative tools. They must have tools that allow them to, in essence, share the information that each individual has to make their respective decisions. So, the connection of people into teams is a very important part of our going forward strategy.

Secondly, we are working on the ability to bring all of the different information to people that’s required to make good decisions, and to have as optimal a view of the performance of their operation as possible. So, we will be true to our heritage of being very agnostic and platform neutral, we’ll bring together information from any source within the enterprise, outside of the enterprise, from the web, from structured and unstructured

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data storage organizations. And so the ability to bring the data together with the people are two segments of our vision.

The third segment is that we believe that businesses need to interconnect with each other. Obviously, no business is an island. Every organization has customers, has suppliers, has partners, and these need to increasingly collaborate in an instant real-time way, sharing as much information as is possible. And our role, again, is going to be to enable that interconnection between and among businesses, so, a very important scope for the organization.

I’d like to also underscore the commitment that Business Objects always has had to being agnostic with respect to the underlying middleware, underlying applications, and underlying data structures. We are committed to that. We’ll remain committed. In fact, our intent is to be the leading BI provider, the leading provider of performance optimization applications on any platform.

And lastly, I’d like to also stress that we are very committed to the ecosystem that we have built. Our partners are important to us. They represent 50% of our business. They’ll continue to represent 50% of our

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business going forward, and we’re going to be working with them to enable as open and broad a collaboration with the partner community as is possible.

C. Liedtke	Thank you, John. And, Michael, with that we would like to open it up for questions.

Moderator	Our first question is coming from Matthias Kros with Mannheimer Morgen. Please go ahead.

M. Kros	Yes, good morning. My name is Matthias Kros from Mannheimer Morgen, and I’ve got a question concerning the integration of Business Objects. As far as I know, this company has about 7,000 employees. Will anybody of these lose his job during the integration? And will this integration have any impact on the headquarters in Waldorf?

H. Kagermann	Thank you for the question. It’s Henning. There are no impacts for the headquarters in Waldorf. The only impact is that we will add two more key strategic labs to our global lab network, that is Vancouver and Paris. And from a people point of view, because we are so convinced about the strength of this combination we expect a lot of synergies coming from

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additional top line, not only from the bottom line. The synergies coming from the bottom line will mainly be covered, not by major restructuring, but by, let’s say, not ramping up jobs we have planned for the year to come, because we now work together, therefore, we have not ... to ramp up people. I think that will bring enough synergies and we don’t expect that we have to go for synergies, like other companies, in order to cut a lot of jobs. That’s not necessary.

C. Liedtke	Thank you. Next question, please.

Moderator	Our next question’s from Frank Niemann with ComputerWoche. Please go ahead.

F. Niemann	Hello. I’m wondering how SAP and Business Objects are going to integrate BI products from Business Objects with the existing ones within NetWeaver? Are there any plans to substitute either of the products within both product lines, for instance?

H. Kagermann	Yes. Thank you. We will answer this first. I will start. It’s Henning again. You know that we have business intelligence capabilities in NetWeaver, and we will keep them there because we sold this to our

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client, and, let’s say, we live up to our promises to our client. On the other side, we add now new capabilities with extensions, which we package, which give premium business intelligence, which SAP can’t offer today. And this is an upsell opportunity. ... which we will clearly solve in the ways that we hand over, let’s say, the authority to continue to develop and to bring to the market business intelligence completely to the new entity. So, that there is no double work and we have, let’s say, contacted all of our user groups and have got, so far, very good response of what we are offering. So, I don’t see, let’s say, a big issue here from the user side to we’re offering. And John will explain in detail what’s in the packages.

J. Schwarz	So, would you let me just add that many of our joint customers, customers that have both the SAP platform and have Business Objects technology on top, perceive the Business Objects offering as a premium offering, in addition to what SAP offers as a base platform inside business warehouse or inside the ERP standard. We will simply continue to build on that premium image, and on that premium packaging and deliver increasingly rich business intelligence and performance optimization solutions on top of the SAP platform, and, by the way, on the other platforms as well. As I said, we will continue to support customers that have Oracle or customers that have other application sets.

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C. Liedtke	Thank you, Frank. Next question please.

Moderator	Thank you. Our next question is from Sergen Frisch with Computer Zeitung. Please go ahead.

S. Frisch	Hello. My name is Sergen Frisch from Computer Zeitung. My question, John Schwarz just said the Business Objects applications have always been agnostic to other applications and other middleware. Now, I assume they will be very tightly integrated into NetWeaver. And, my question is will there also be a stand-alone version that is for customers that do not have a NetWeaver installation in their system?

H. Kagermann	Yes. Thank you for this question. Absolutely, yes. We intend to come to the market with a portfolio which is absolutely agnostic, even against SAP technology. We will not force Business Objects’ portfolio to take on NetWeaver or any SAP proprietary technology. On the other side, it’s obvious that this portfolio will be enhanced by incorporating some of the technological innovations SAP can bring to the table, like, for example, the BI accelerator, let’s say, which brings a performance of a factor of 100 for normal queries to the market, which I think is unparalleled. And we also assume that what we did in master data management is something we

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can share, so, therefore, a package which is agnostic, which can run without any SAP on top of every other offering. But in parallel, if we go to joint clients then we will make sure that the combination is the best possible combination in the market.

C. Liedtke	Next question, please.

Moderator	Our next question is from Martin Ottomier with the Financial Times. Please go ahead.

M. Ottomier	Hello, this is Martin Ottomier. A couple of questions. First of all, could you comment a little bit on what John Schwarz will do in the SAP Board in the future, other responsibilities beyond the Business Objects entity and the integration.

The second question, could you give us some insight in what you expect from additional bottom line growth, or additional income from this acquisition.

The third is, I know you said you will not comment on the quarterly results and the business outlook, but maybe you can give us some insight

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in what you see from the slowing U.S. economy to see that in customer behavior, maybe you can give us some insights there. And last, not least, Oracle announced that they will acquire BA systems. Do you see any need to do something on the middleware side?

H. Kagermann	Yes. That’s a lot of questions. Thank you. It’s Henning. The first one, it’s obvious that John will continue to run this important business. It will be one of the fastest growing in SAP. And as a member of the Executive Board, you know that in Germany the Executive Board is legally, as an entity, responsible for everything we are doing. He will definitely be involved in all key strategic decisions of the SAP Board. You please understand that we will disclose synergies explicitly at the end of January, when we talk about our financial figures, about the joint outlook. And then we also will comment on the environment. And you can understand that today we will not comment on the offering of Oracle because that’s not news. The only news is it’s more expensive.

C. Liedtke	Thank you. Next question, please.

Moderator	Thank you. Kathryn Schmidt, Silicon.DE. Please go ahead.

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Host: Shabana Khan
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K. Schmidt	Hello, my name is Kathryn. I just wanted to know, there are a lot of people out there who are saying that they are the market leaders when it comes to business intelligence, especially IBM and Microsoft have been very active in that area recently. Why do you think that you have an edge over them?

J. Schwarz	Well, we’ve been, of course, battling in the marketplace as the leading BI provider for 17 years, and so we’re quite used to having to deal with competition of all sizes and shapes. In fact, I think we would claim that we had invented the whole business intelligence marketplace with the founding of the company 17 years ago. The marketplace today looks for an end-to-end business intelligence solution, a solution that allows people to pick up information from anywhere, information which is structured and unstructured, information which is in any form, inside or outside the organization. We are...

(Audio interruption.)

J. Schwarz	The marketplace is looking for business information and business intelligence, which has a complete suite of tools, including of course all the analytics and query and reporting, as well as search, and as well as the

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ability to do modeling and forecasting off of that information. Again, of the large players that you have listed, we’re the only company that has that complete suite.

And last but not least, it’s critical to note that the combined offering of the business intelligence solutions that we bring to the table, and the offerings that we have in the performance optimization application set, by that I mean the financial analysis, financial reporting, profit management, costing, the planning and forecasting solutions, that, combined and integrated with the underlying BI platform puts us in a position which is unassailable in terms of leadership. We are today at least 30% larger than the next nearest competitor in this regard and I would expect the gap to widen.

C. Liedtke	Thank you. Next question, please.

Moderator	Our next question’s from Bernd Freytag with Boersen Zeitung. Please go ahead.

B. Freytag	Hello. This is Bernd Freytag from Frankfurt. I have just one question on the de-listing plans. It’s simple, are you still buying Business Objects’

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shares now, or are you going to plan to buy another Objects’ shares? And the second question is, so you have to report separately the Business Objects’ business in 2008, is this right?

H. Kagermann	First, you’re right with this 87%, that’s not the end. You know that we want to have at the end all shares, and there are subsequent offer periods after the first...

(Audio interruption.)

H. Kagermann	... newer figures, and higher if they share ownership of SAP. As far as I know, we have to report separately because we are, I think, separately listed entities as long as we have reached a share ownership, as you know, which allows us to squeeze out. Today, we are not there, and therefore, I expect that we have to report separately.

C. Liedtke	Thank you. Next question, please.

Moderator	We have a follow-up from Frank Niemann. Please go ahead.

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F. Niemann	I would like to know since SAP used to work with other BI experts like Cognos and also the Microsoft BI technology, if these partnerships are being kept as they are today? And the other question is whether there will be two different existing product lines, one BI product line for SAP users for the NetWeaver platform and the second one for all the different platforms Business Objects is supporting today?

L. Apotheker	Good morning. This is Leo. I will try to answer the first part of your question. SAP has a very strong ecosystem also in the BI space, you mentioned a few names, and I could mention a few others. Of course, as we want to be an open platform, it goes without saying that it is the freedom of each customer to choose whichever BI tool he or she wants to use against the SAP business process platform, or against NetWeaver, or against our ERP, or our CRM. We will, of course, do a major effort, together with our friends now at Business Objects, to make sure that our BI offerings, our corporate performance management offerings, all of our tools are of superior value, so the customers will understand by themselves where the intrinsic value is. But you can’t be an open platform and then say you are closed to this, that, or the other BI vendor out there. So, I think that is the strategy we always had and we will continue to have.

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H. Kagermann	Yes, thank you, and I will try to answer the second one. We have three categories of business intelligent solutions. One, is we call it embedded intelligence, which you cannot differentiate what is analytics and what is transaction application. And therefore, it’s obvious that these things will be driven by NetWeaver because it’s the platform underneath our transaction applications.

On top we have identified two big opportunities. One is packaged business intelligence for different industries, for different segments in the corporation. And that is something we will bring to the market, agnostic to the underlying transactional system, so therefore only the Business Objects platform and also to non-SAP clients. And finally, very high, sophisticated end-to-end applications in the area of business performance optimization, and here, again, we will bring these applications on the agnostic Business Objects platform to the market. And I think that answers the question.

F. Niemann	Okay, thanks.

C. Liedtke	Thank you. Next question, please.

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Moderator	Our next question is a follow-up from Matthias Kros. Please go ahead.

M. Kros	Yes, I’ve got one additional question concerning these two new labs you mentioned, those ones in Vancouver and Paris. Are these completely new labs? And what are the tasks of these labs? And how many labs do you have worldwide in total now?

J. Schwarz	This is John Schwarz. Let me answer it from the perspective of the Business Objects team and I’ll let Henning talk about the larger SAP picture. The two labs that Henning mentioned, Vancouver and Paris, are existing labs that Business Objects has built up over the years, very large labs in both cases, and we’ll continue to invest in those, of course. Business Objects has a number of smaller labs, some including in India and China, that will also continue to be invested in as time goes on. The total number of facilities that we actually do development today is probably in the vicinity of 15 or 16 at the Business Objects level, and then there are, of course, the SAP businesses on top of that.

H. Kagermann	Thank you. And just to conclude, we have many labs worldwide. The key ones are located in Waldorf, Germany. The other one is in the Silicon Valley in Palo Alto, and .... Business Objects will be extended to have an

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entity in San Jose, which is close here. We have a key one in India. We have one in China. We have one in Israel. And these are the most important ones, and then smaller ones in other parts of the world.

C. Liedtke	Thank you. We have time for another one or two questions.

Moderator	Actually, we don’t have any further questions at this time, so please continue with any closing comments.

C. Liedtke	Thank you very much for joining us and we’re looking forward to talking to you with our press team, if you have any questions. And again, please watch SAP press.com with regard to the releases we’ll be putting out on the wires very soon. Thank you very much and good-bye.

Moderator	Thank you, ladies and gentlemen. That does conclude our conference for today. We thank you for your participation and for using AT&T Executive TeleConference. You may now disconnect. Have a very pleasant rest of your day.
Additional Information
This transcript is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Business Objects securities. The complete terms and conditions of the U.S. offer are set forth in the U.S. Offer to Purchase and related documentation filed with the U.S. Securities and Exchange Commission (the “SEC”) by SAP AG and SAP France on Schedule TO and the recommendation of the Business Objects board of directors with respect to the U.S. offer is set forth in the solicitation/recommendation statement filed with the SEC by Business Objects on Schedule 14D-9. The complete terms and conditions of the French offer are set forth in the Note d’Information and Note en Réponse filed by SAP France and Business Objects with the French stock exchange authority (Autorité des marchés financiers, “AMF”) which are available on the websites of the AMF (www.amf-france.org) and respectively SAP France (www.sap.com) and Business Objects (www.businessobjects.com), and may be obtained free of charge respectively from SAP France SA and Deutsche Bank AG, and Business Objects.
Business Objects shareholders and other investors should carefully read all tender offer materials, including the U.S. Offer to Purchase and all related documentation filed by SAP AG and SAP France on Schedule TO, the Schedule 14D-9 filed by Business Objects as well as the Note d’Information and the Note en Réponse filed by SAP France and Business Objects because these documents contain important information, including the terms and conditions of the tender offers. Business Objects shareholders and other investors can obtain copies of the tender offer materials and any other documents filed with the AMF from the AMF’s Web site (www.amf-france.org) or with the SEC at the SEC’s Web site (www.sec.gov), in both cases without charge. Materials filed by SAP AG and SAP France may also be obtained for free at SAP’s Web site (www.sap.com), and materials filed by Business Objects may be obtained for free at Business Objects’ Web site (www.businessobjects.com). Stockholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the Offers.